Exhibit 10.3

EMPLOYMENT AGREEMENT

This AGREEMENT (“Agreement”) is made this 1st day of October, 2006, effective as of October 1, 2006, by and between Fox Chase Bancorp, Inc. (the “Company”), a corporation organized under the laws of the United States of America, with its principal offices at 4390 Davisville Road, Hatboro, Pennsylvania 19040, Fox Chase Bank (the “Bank”), a federally chartered stock savings bank organized under the laws of the United States of America, with its principal offices at 4390 Davisville Road, Hatboro, Pennsylvania 19040 and Keiron G. Lynch (“Executive”).

WHEREAS, the Bank desires to continue to assure the services of Executive as Executive Vice President and Chief Administration Officer of the Bank for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of both the Company and Bank desire to enter into an agreement setting forth the terms and conditions of the employment of Executive and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. Position and Responsibilities.

(a) During the period of Executive’s employment under this Agreement, Executive agrees to serve as Executive Vice President and Chief Administration Officer of the Bank. Executive shall have responsibility for all operational aspects of the Bank and shall perform all duties and shall have all powers which are commonly incident to the offices of Executive Vice President and Chief Administration Officer or which, consistent with those offices, are delegated to him by the President and Chief Executive Officer of the Company and Bank.

(b) During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its subsidiaries, including the Bank, as well as participation in community, professional and civic organizations; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations listed by Executive on his annual conflict of interest reporting.

(c) The Bank will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank.

2. Term of Employment.

(a) The term of Executive’s employment under this Agreement shall be deemed to have commenced as of October 1, 2006 and shall continue for a period of thirty-six (36) full calendar months thereafter.

(b) The Compensation Committees of the Boards of Directors of the Company and Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement for an additional year. The Chairman of the Boards of Directors will give notice to the Executive as soon as possible if the Boards have decided not to extend the Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, either Executive, the Company or the Bank may terminate Executive’s employment at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3. Compensation and Benefits.

(a) The Bank shall pay Executive as compensation a salary of $160,000 per year (“Base Salary”). In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. If Executive’s Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. For purposes of Sections 4(b) and 5(c) of this Agreement, Base Salary shall be deemed to include the highest cash bonus or similar cash incentive compensation paid to or accrued on behalf of the Executive with respect to the three (3) taxable years preceding his termination of employment.

(b) Executive shall be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, profit-sharing plans, or any other employee benefit plan or arrangement made available by the Bank or Company in the future to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank or Company in which Executive is eligible to participate. For purposes of the 2006 fiscal year, Executive shall have a bonus opportunity of up to $30,000. The actual amount of the bonus will be determined by the Board of Directors of the Bank in its sole discretion based on such factors relating to the performance of Executive, the Bank and the Company. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement. From time to time, and as determined by the Boards of Directors of the Company and the Bank, Executive may be entitled to participate in or receive benefits under plans relating to stock options and restricted stock awards that are made available by the Company or the Bank at any time in the future during the term of this Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans.

(c) The Bank shall also pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive’s obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board of Directors of the Company or Bank may from time to time determine.

(d) Executive shall take vacation at a time mutually agreed upon by the Company, Bank and Executive. Executive shall receive his Base Salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.

4. Payments to Executive Upon an Event of Termination.

(a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply. Unless Executive otherwise agrees, as used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Company or Bank of Executive’s full-time employment for any reason other than a termination governed by Section 7 of this Agreement; or (ii) Executive’s resignation from the Bank or Company, upon, any (A) notice to Executive of non-renewal of the term of this Agreement, (B) failure to reappoint Executive as Executive Vice President and Chief Administration Officer, (C) material change in Executive’s functions, duties, or responsibilities with the Bank, the Company or its subsidiaries, which change would cause Executive’s position(s) to become of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 of this Agreement, (D) material reduction in the benefits and perquisites provided to Executive from those being provided as of the effective date of this Agreement, except to the extent such coverage may be changed in its application to all Bank employees, (E) liquidation or dissolution of the Company or the Bank, or (F) breach of this Agreement by the Bank or Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D) (E) or (F), above, Executive shall have the right to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six (6) full calendar months after the event giving rise to Executive’s right to elect to terminate his employment.

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Company and Bank (as they shall determine) shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be the Executive’s Base Salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. Also, in such event, Executive shall, for the remaining term of the Agreement, continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during such period. In the event that the Company and the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company and the Bank shall provide Executive with comparable coverage on an individual policy basis.

(c) During the period commencing on the effective date of Executive’s termination under Section 4(a) of this Agreement and ending one (1) year thereafter (the “Restricted Period”), Executive shall not, without express prior written consent from the Company or the Bank, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship of other entity (collectively, an “entity”) “engaged in competition” (as defined below) with the Bank or any other affiliates (“Competitor”). For purposes of the preceding sentence, the term “proprietary interest” means direct or indirect ownership of an equity interest in an entity other than ownership of less than two percent (2%) of any class of stock in a publicly-held entity. Further, an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for, or a subsidiary of an entity which is engaged in the business of providing banking, trust services, asset management advice, or similar financial services to consumers, businesses individuals or other entities; and the entity, holding company or subsidiary maintains physical offices for the transaction of such business or businesses in any city, town or county in which the Executive’s normal business office is located or the Bank has an office or has filed an application for regulatory approval to establish an office, as determined on the date of Executive’s termination of employment.

(d) During the Restricted Period, Executive shall not, without express prior written consent of the Bank or the Company, solicit or assist any other person in soliciting for the account of any Competitor, any customer or client of the Bank or any of its subsidiaries.

(e) During the Restricted Period, Executive shall not, without the express prior written consent of the Bank, directly or indirectly, (i) solicit or assist any third party in soliciting for employment any person employed by the Bank or any of its subsidiaries at the time of the termination of Executive’s employment (collectively, “Employees”), (ii) employ, attempt to employ or materially assist any third party in employing or attempting to employ any Employee, or (iii) otherwise act on behalf of any Competitor to interfere with the relationship between the Bank or any of its affiliates and their respective Employees.

(f) Executive acknowledges that the restrictions contained in this paragraphs (c) through (e) of this Section 4 are reasonable and necessary to protect the legitimate interests of the Bank and the Company and that any breach by Executive of any provision contained in paragraphs (c) through (e) of this Section 4 will result in irreparable injury to the Bank and Company for which a remedy at law would be inadequate. Accordingly, Executive acknowledges that the Bank and Company shall be entitled to temporary, preliminary and permanent injunctive relief against Executive in the event of any breach or threatened breach by Executive of paragraphs (c) through (e) of this Section 4, in addition to any other remedy that may be available to the Bank or the Company whether at law or in equity. With respect to paragraphs (c) through (e) of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, such court shall be authorized to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law. If the covenants of paragraphs (c) through (e) above are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Bank’s or the Company’s right to enforce such covenants in any other jurisdiction and shall not bar or limit the enforceability of any other provisions. The Bank and the Company shall not be required to post any bond or other security in connection with any proceeding to enforce paragraphs (c) through (e) of this Section 4.

5. Change in Control.

(a) For purposes of this Agreement, a Change in Control means any of the following events:

i.	Merger: The Bank or the Company merges into or consolidates with another entity, or merges another entity into the Bank or the Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were shareholders of the Bank or the Company immediately before the merger or consolidation;

ii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Boards of Directors of the Bank or the Company at the beginning of the two-year period cease for any reason (other than as required by the Order to Cease and Desist dated June 6, 2005 entered into by the Bank with the Office of Thrift Supervision) to constitute at least a majority of the Boards of Directors of the Bank or the Company; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 20% or more of a class of the Bank’s or the Company’s voting securities, however this clause (iii) shall not apply to beneficial ownership of Bank or Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iv.	Sale of Assets: The Bank or the Company sells to a third party all or substantially all of its assets.

v.	Proxy Statement Distribution: An individual or company (other than current management of the Company) solicits proxies from stockholders of the Company seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company.

vi.	Tender Offer: A tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

(b) If any of the events described in paragraph (a) of this Section 5, constituting a Change in Control, have occurred or the Boards of Directors determine that a Change in Control has occurred, Executive shall be entitled to the benefits provided for in subsections (c) and (d) of this Section 5 upon his termination of employment at any time during the term of this Agreement and any extensions thereof, on or after the date the Change in Control occurs due to (i) Executive’s dismissal, (ii) Executive’s resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than thirty (30) miles from its location immediately prior to the Change in Control or (iii) Executive’s resignation for any reason within the sixty (60) day period following the date that is one year from the date the Change in Control occurred, unless Executive’s termination is for Cause as defined in Section 7 of this Agreement; provided, however, that such benefits shall be reduced by any payment made under Section 4 of this Agreement.

(c) Upon the occurrence of a Change in Control followed by Executive’s termination of employment, as provided for in paragraph (b) of this Section 5, the Company or Bank (as they shall determine) shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries or his estate, as the case may be, as severance pay, a sum equal to the greater of (i) the payments and benefits due for the remaining term of the Agreement or (ii) three (3) times Executive’s average Base Salary for the three (3) preceding taxable years or (iii) three (3) times Executive’s Base Salary for the most recent taxable year or portion thereof.

(d) Upon the occurrence of a Change in Control and Executive’s termination of employment in connection therewith, the Bank and Company (as they shall determine) will cause to be continued life, medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive and any of his dependents covered under such plans immediately prior to the Change in Control. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months following the Date of Termination. In the event Executive’s participation in any such plan or program is barred, the Bank and/or Company (as they shall determine) shall arrange to provide Executive and his dependents with benefits substantially similar to those of which Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred or at the election of Executive, provide their economic equivalent.

6. Change in Control Related Provisions.

Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986 or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the maximum amount allowable as a deduction by the Bank or Company, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.

7. Termination for Cause.

The phrase termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), Executive’s breach of a final cease and desist order issued by the office of Thrift Supervision, the Securities and Exchange Commission, or any regulatory agency having jurisdiction over the Bank or Company, or material breach of any provision of this Agreement.

8. Notice.

(a) Any purported termination by the Bank or Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination.

(c) If, within thirty (30) days after any Notice of Termination (except for termination by Cause) is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank and Company (as they shall determine) will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid pursuant to this provision shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9. Post-Termination Obligations.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Company and Bank as may reasonably be required by the Company and Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. Bank and Company (as they shall determine) shall reimburse Executive all reasonable expenses, including costs, fees and expenses for Executive’s counsel in complying with the provisions of this Section 9.

10. Loyalty and Confidentiality.

(a) During the term of this Agreement Executive: (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company and the Bank or any of their subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and the Bank.

(b) Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

(c) Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which he may be exposed during the course of his employment. The Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and the Bank.

11. Death and Disability.

(a) Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the term of this Agreement, the Bank or Company (as they shall determine) shall immediately pay his estate any salary and bonus accrued but unpaid as of the date of his death, and, for a period of six (6) months after Executive’s death, the Bank shall continue to provide his dependents’ medical insurance benefits existing on the date of his death and shall pay Executive’s designated beneficiary all compensation that would otherwise be payable to him pursuant to Section 3(a) of this Agreement. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company or the Bank.

(b) Disability.

(i)	The Bank or Company or Executive may terminate Executive’s employment after having established Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under the Company’s or the Bank’s long -term disability plan (or, if the Company or the Bank has no such plan in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Boards of Directors shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Boards of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

(ii)	In the event of Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive two-thirds (66.667%) of his monthly

Base Salary (at the annual rate in effect on the Date of Termination) following termination through the earlier of: (A) the date Executive returns to full-time employment at the Company or the Bank in the same capacity as he was prior to his termination for Disability; (B) Executive’s death; or (C) Executive’s attainment of age 65. Such payments shall be reduced by the amount of any short - or long -term disability benefits payable to Executive under any disability program sponsored by the Company or the Bank. In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company or the Bank in which Executive participated prior to the occurrence of Executive’s Disability, on the same terms as if Executive were actively employed by the Bank or Company.

12. Source of Payments.

All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Company and Bank reserve the right to make payments provided for in this Agreement from general funds of the Company.

13. Effect of Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank, Company or any predecessor of the Bank, Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14. No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of Executive, the Bank, the Company and their respective successors and assigns.

15. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16. Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity’ shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17. Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to principles of conflicts of law of that State).

19. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

20. Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank or Company (as they shall determine), only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

21. Indemnification.

The Bank and Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) (in accordance with the By-Laws of both Bank and Company) to the fullest extent permitted under federal law or under the Bank’s Charter against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

22. Successor to the Company.

The Bank and Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank and Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and Company would be required to perform if no such succession or assignment had taken place.

23. Required Provisions.

In the event any of the foregoing provisions of this Section 23 are in conflict with the terms of this Agreement, this Section 23 shall prevail.

(a) The Boards of Directors may terminate Executive’s employment at any time, but any termination by the Bank or the Company, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in this Agreement.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

24. Miscellaneous.

Notwithstanding anything in this Agreement to the contrary, if the Company or the Bank in good faith determines that amounts that, as of the effective date of the Executive’s termination of employment are or may become payable to the Executive upon termination of his employment hereunder are required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Company or the Bank will so advise the Executive, and any such payments shall be suspended and accrued for six months, whereupon they shall be paid to the Executive in a lump sum (together with interest thereon at the then-prevailing prime rate). The Executive agrees that the Company or the Bank shall be deemed to be in breach of this Agreement if it delays making a payment otherwise payable hereunder by reason of Section 409A.

IN WITNESS WHEREOF, Fox Chase Bancorp, Inc. and Fox Chase Bank have caused this Agreement to be executed and its seal to be affixed hereunto by their duly authorized officer and Executive has signed this Agreement, on the 1st day of October, 2006.

ATTEST:	FOX CHASE BANCORP, INC.

/s/ Jerry D. Holbrook	By:	/s/ Thomas M. Petro
For the Entire Board of Directors

ATTEST:	FOX CHASE BANK

/s/ Jerry D. Holbrook	By:	/s/ Thomas M. Petro
For the Entire Board of Directors

WITNESS:

/s/ M. A. Davenport	/s/ Keiron G. Lynch
Keiron G. Lynch